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                                                                    EXHIBIT 10.4

[AXXESS LOGO APPEARS HERE]





                             EMPLOYMENT AGREEMENT

This agreement is entered into between Axxess, Inc., d.b.a. Axxess Media Group, Inc., herein after known as "Axxess" and John Keating, herein after known as "Mr. Keating".

Whereas, Axxess and Mr. Keating, as evidenced by the signed execution of this Employment Agreement, agree to the following.

I. Mr. Keating will be employed by Axxess as of February 9, 1998 in the position of "Vice President" at Axxess's place of business at 201 Park Place, Suite 321, Altamonte Springs, Florida, 32701. Mr. Keating's responsibilities will include management, sales, marketing and supervision of future personnel as related to the development of the sales and marketing division of Axxess' business activities.

II. Mr. Keating will be considered a full time, permanent employee for the purposes of employee benefits as further described in the "Employee Manual".

III. Mr. Keating will receive a salary in the amount of $48,000.00 annually to be paid on a semi-monthly basis.

IV. Mr. Keating will be entitled to receive a commission based on a percentage of sales attributed to Mr. Keating's efforts equal to 20% of the gross amount of the sale of advertising and advertising services as well as web site design, site hosting services and other product or services revenues.

     a) Advertising commissions will accrue monthly based on sales revenue collected during a calendar month and be payable to Mr. Keating on the pay date following the end of the calendar month.

     b) Said commissions will be disbursed to Mr. Keating on the prescribed date in an amount equal to the amount of the commissions accrued exceeding the amount of salary paid to Mr. Keating for that period.

     c) By example, if Mr. Keating's sales equal $30,000 for a calendar month, then the gross commission calculated will be $6,000. If Mr. Keating's gross salary for the same period is $4,000 then the amount of commission to be paid to Mr. Keating for that period will be $6,000 (minus) $4,000 or $2,000.


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[AXXESS LOGO APPEARS HERE]






V. Mr. Keating will be entitled to receive an additional bonus or a "manager's override of 5% of sales per calendar quarter based on the gross sales achieved by Mr. Keating and by persons under Mr. Keating's supervision. Bonus will be paid in addition to Mr. Keating's salary providing that total sales for the period in which a bonus is calculated exceed an amount equivalent to 2.5 times Mr. Keating's base salary as described in Section III herein.

VI. As an additional recruitment incentive, Mr. Keating will receive compensation in the amount of an option to purchase 10,000 shares of common stock of Axxess, Inc., effective the date of the issuance of said options and exercisable at a price to be determined as an amount equivalent to the closing bid price of Axxess common shares on the date of issuance. It is understood that shares of Axxess, Inc. issued to Mr. Keating under this agreement are not registered and subject to restriction under SEC rule 144.

VII. Either Axxess or Mr. Keating may terminate this agreement with 30 days prior written notice to the other party. This agreement may not be modified in any way without the expressed written consent of both parties.



Acknowledged:



/s/ John Keating                          /s/ [Signature Appears Here]  2/5/98
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John Keating                    date      Axxess, Inc.                    date